ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into this 12th day of June, 1998, by and among TKS ACQUISITION, INC., a Delaware corporation ("Buyer"), LOGOATHLETIC, INC., a Virginia corporation ("Logo"), LOGOATHLETIC/HEADWEAR, INC., a Massachusetts corporation ("LogoAH"), and TULTEX CORPORATION, a Virginia corporation and sole shareholder of Logo and LogoAH ("Tultex"). Each of Tultex, Logo and LogoAH shall sometimes be referred to individually as a "Seller" and collectively as the "Sellers."


                                    RECITALS

         A. The Sellers are engaged, among other things, in the business of manufacturing, marketing and distributing licensed sports apparel.

         B. The Sellers own the Assets, which constitute substantially all of the assets of Logo and LogoAH, and all of the assets of Tultex relating to the Business (as defined herein).

         C. The Sellers desire to sell the Assets to Buyer and Buyer desires to purchase the Assets from the Sellers and assume certain liabilities of the Sellers relating to the Business.

         D. Buyer intends to use the Assets to continue the Business of the Sellers as a going concern.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE I

                                   DEFINITIONS


         When used in this Agreement, the following terms shall have the meanings specified:

         1.1 Accounts Payable. "Accounts Payable" shall mean all accounts payable and expenses payable arising in the ordinary course of the Business of Logo and LogoAH (excluding payables to Affiliates (as defined in Section 3.20), other than for payments under the Real Property Lease), which payables are listed on Schedule 1.1, which listing shall be adjusted to reflect changes in the ordinary course through the Effective Time of Closing, as permitted pursuant to Section 5.1.

         1.2 Accounts Receivable. "Accounts Receivable" shall mean all accounts receivable, notes receivable and associated rights owned by the Sellers relating to the Business and arising in the ordinary course of the Business (except for the Accounts Receivable described in Section 1.48(f)), including, without limitation, those listed on Schedule 1.2, which listing shall be adjusted to reflect changes in the ordinary course through the Effective Time of Closing, as permitted pursuant to Section 5.1.

         1.3 Affiliate. "Affiliate" of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

         1.4 Agreement. "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

         1.5 Assets. "Assets" shall mean all of the Sellers' properties, assets, and rights owned, used, useful, acquired for use, or arising or existing primarily in connection with the Business, whether known or unknown, tangible or intangible, real, personal or mixed, and wherever located, existing as of the Closing, excluding the Retained Assets, and including, but not limited to, all Assets listed on Schedule 1.5 and the following:

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


                  (a) Accounts Receivables. As defined in Section 1.2;

                  (b) Inventory. As defined in Section 1.22;

                  (c) Deposits. Prepaid Expenses and deposits other than bank deposits;

                  (d) Owned Real Property. The real property, including, but not limited to, buildings, structures and improvements thereon, located at 5 Industrial Drive, Mattapoisett, Massachusetts 02739 and all fixtures attached or contained therein and appurtenances thereof (the "Owned Real Property");

                  (e) Tangible Personal Property. All machinery, equipment, leasehold improvements, computers and other items of personal property, including, but not limited to, all tools, fixtures, dies, molds, jigs, patterns, parts, supplies, furniture, furnishings and motor vehicles;

                  (f) Real Property Lease. All rights under the lease (the "Real Property Lease") dated October 9, 1991 and assigned to Tultex on January 31, 1992, for the real property located at 8677 Logoathletic Court, Indianapolis, Indiana 46219 and all leasehold interests of the Sellers therein and all rights of the Sellers to leasehold improvements located thereon (the "Leased Real Property");

                  (g) Contract and License Rights. All rights under all of the Contracts and Licenses, and rights to refunds and adjustments of any kind (subject to Section 5.13 hereof), except for Contracts listed on Schedule 1.48(d);

                  (h) Authorizations. All licenses, approvals, certificates, permits or other evidence of authority issued by a federal, state, local or foreign governmental agency or authority relating to or utilized in connection with the Business or any part thereof or the Assets;

                  (i) Intangibles. All trade names, trademarks, service marks, trade dress and mask works and all registrations and applications for any of the foregoing, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all United States and foreign patent rights covered by, disclosed in or otherwise related thereto and all registrations (issued or pending) and applications therefor and all reissues, divisions, continuations-in-part, re-examinations and extensions thereof (collectively hereafter referred to as "Intangibles"), together with the goodwill symbolized or represented by the foregoing and the right to sue for past infringement and improper, unlawful or unfair use of any of the foregoing;

                  (j) Undocumented Intangibles. All know-how, Trade Secrets, processes, technology, discoveries, unpatented inventions and designs, formulae and procedures and other intellectual property, including, but not limited to, documentation relating to any of the foregoing, all shop rights and the right to sue for past infringement or improper, unlawful or unfair use or disclosure thereof and the right to apply for patent, design or similar protection therefor anywhere in the world;

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



                  (k) Documentation. All technical documentation, including, but not limited to, all materials which reproduce, patterns, plans, designs, research data, drawings, models, blueprints, specifications, flow sheets, equipment and parts lists and descriptions and related instructions, manuals, data, records and procedures and art work;

                  (l) Records. All records relating to the business and operations of each Seller, including, but not limited to, property records, production records, engineering records, purchasing and sales records, credit records, personnel and payroll records, accounting records, computer programs, customer and vendor lists and records and such other plant and accounting records as Buyer may reasonably require in its conduct of the Business subsequent to the Closing;

                  (m) Listings and Materials. All interest in and to telephone and telex numbers, post office boxes and all listings in all telephone books and directories, stationery, forms, labels, shipping material, catalogs, brochures, art work, photographs and advertising and promotional materials;

                  (n) Warranty Rights. All rights in, to and under third-party manufacturers' warranties;

                  (o) Claims. All claims as to which each Seller is a judgment creditor;

                  (p) Name. All rights in and to both Logo's and LogoAH's corporate name and all variants thereof and goodwill associated therewith, and all rights to use such names as a trademark, trade name or service mark; and

                  (q) Other. All assets reflected on the Final Statement of Net Assets, whether or not referenced in any paragraph above.

         1.6 Business. "Business" shall mean the business of manufacturing, marketing and distributing licensed apparel, except that the Business shall not include the motor sports or collegiate licensing business currently conducted by Tultex (as distinguished from the motor sports and collegiate business currently conducted by Logo and LogoAH which is included in the definition of Business).

         1.7 Buyer. "Buyer" is defined at the beginning of this Agreement.


         1.8 Buyer's Closing Certificate. "Buyer's Closing Certificate" shall mean the certificate of Buyer in the form of Exhibit 1.8.

         1.9 Closing. "Closing" shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Calfee, Halter & Griswold LLP, Cleveland, Ohio or such other time and place as the parties may mutually agree in writing; provided, that the Closing shall be held as soon as practicable after the satisfaction of the conditions precedent to Closing described in Articles VI and VII, anticipated to be on or before July 2, 1998. All transactions occurring at the Closing shall be deemed to have occurred simultaneously, and no one transaction shall be deemed to be complete until all transactions are completed.

         1.10 Closing Date. "Closing Date" shall mean such date as is agreed upon, to be scheduled as soon as is practicable within the parameters provided in Section 1.9.

         1.11 Closing Pro Forma Statement of Net Assets. "Closing Pro Forma Statement of Net Assets" shall mean the unaudited pro forma consolidated balance sheet comprising a statement of net assets of the Business of the Sellers as of May 9, 1998 comprised solely of the Assets being acquired and the Liabilities being assumed hereunder, which has been prepared by the Sellers in accordance with Schedule 2.5 and otherwise in accordance with the Sellers' books and records on a basis consistent with the accounting practices used to prepare the Financial Statements of the Business of the Sellers. A true, accurate and complete copy of the Closing Pro Forma Statement of Net Assets is attached hereto as Schedule 1.11.

         1.12 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, including all regulations and rules promulgated thereunder.

         1.13 Confidential Information. "Confidential Information" is defined in
Section 9.1.

         1.14 Contracts. "Contracts" shall mean the contracts, agreements, commitments, plans, instruments, leases and rental agreements and rights of renewal thereto, open purchase

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


orders, and commitments (other than Licenses) to which any Seller is a party or by which it is bound, whether oral or written, which relate to the Business and are listed on Schedule 1.14.

         1.15 Effective Time of Closing. "Effective Time of Closing" shall mean 12:01 a.m., local time, on the Closing Date.

         1.16 Employee Benefit Plans. "Employee Benefit Plans" shall mean the employee benefit plans of any of the Sellers relating to the Business or any of the employees or former employees of the Business. Schedule 1.16 contains a true, accurate and complete list of the Employee Benefit Plans.

         1.17 Final Purchase Price. The "Final Purchase Price" for the Assets shall be the Purchase Price, to be adjusted dollar for dollar by the amount that the net assets reflected in the Final Statement of Net Assets are less than, or greater than, as applicable, $101,543,197, the amount of the net assets reflected on the Closing Pro Forma Statement of Net Assets.

         1.18 Final Statement of Net Assets. "Final Statement of Net Assets" shall mean the statement of net assets as of the Closing Date to be delivered to Buyer by Sellers and prepared pursuant to Section 2.5.

         1.19 Financial Statements. "Financial Statements" shall mean the consolidated year end balance sheets for 1995, 1996, and 1997 of the Business, together with the related statements of income and cash flows for the twelve month periods then ended, as contained in the final consolidating work papers prepared and used by Tultex in connection with the audited financial statements of Tultex for fiscal 1995, 1996, and 1997, and the consolidated balance sheet of the Business as of April 4, 1998, and the related income statement for the three month period then ended prepared by the Sellers, all of which are attached on
Schedule 1.19.

         1.20 Hazardous Substances. "Hazardous Substances" means hazardous substances as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or as defined by any applicable similar Law of any jurisdiction where any Seller conducted the Business or Released Hazardous Substances and also includes Petroleum Products, asbestos, urea formaldehyde and poly-chlorinated biphenyls.

         1.21 Intangibles. "Intangibles" is defined in Section 1.5(i).

         1.22 Inventory. "Inventory" shall mean all work in process, semi-finished goods and finished goods and raw materials owned by Logo and LogoAH, including, without limitation, (a) "bill and hold" inventory owned by Logo and LogoAH, (b) inventory located on other persons' premises, or (c) listed on Schedule 1.22, adjusted to reflect changes in the ordinary course through the Closing Date, as permitted pursuant to Section 5.1.

         1.23 Knowledge of the Sellers and Knowledge of Buyer. "Knowledge of the Sellers" shall mean the knowledge of Charles W. Davies, Jr., O. Randolph Rollins, Suzanne H. Wood, Thomas K. Shine, Michael R. Kistler, Janie Lewis, and Richard W. Bednarz, including knowledge such persons would have had after making reasonable inquiry of the Sellers' personnel and investigation and review of their books and records; and "Knowledge of Buyer" shall mean knowledge of any vice president or higher officer and the chief financial officer of Buyer, including knowledge such persons would have had after making reasonable inquiry of Buyer's personnel and investigation and review of its books and records.

         1.24 Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

         1.25 Leased Real Property. "Leased Real Property" is defined in Section 1.5(f).

         1.26 Liabilities. "Liabilities" shall mean the liabilities assigned a specific dollar amount and specifically represented on the Final Statement of Net Assets and liabilities of the Sellers in connection with the Business which arise or first become due and payable on and after the Effective Time of Closing under the Contracts (except for those listed on Schedule 1.48(d)), Licenses, the Real Property Lease, the Omega Agreements (as defined in Section 3.18(g)), the Trust Agreements (as defined in Section 3.18(h)), and the Existing Disability Income Arrangements (as defined in Section 3.18(i)) (provided that with respect to the foregoing obligations, the corresponding benefits therefrom owned by the Sellers are validly assigned to and received by Buyer), but specifically excluding, without limitation, any inter-company payables or debt and any deferred taxes relating to any period prior to the Closing.

         1.27 License Agreement. "License Agreement" is defined in Section
6.7(g).

         1.28 Licenses. "Licenses" shall mean any agreements pursuant to which at least one Seller holds the right to use in the Business certain names, designs, slogans, logos and other copyrighted or trademarked materials, including but not limited to those Licenses listed on Schedule 1.28.

         1.29 Liens. "Liens" means all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions.

         1.30 Losses. "Losses" is defined in Section 8.1.

         1.31 Major League Licenses. "Major Lease Licenses" is defined in
Section 6.10.

         1.32 Opinion of the Sellers' Counsel. "Opinion of Sellers' Counsel" shall mean the opinion of Hunton & Williams, counsel to the Sellers, in the form of Exhibit 1.32.

         1.33 Opinion of Buyer's Counsel. "Opinion of Buyer's Counsel" shall mean the opinion of Calfee, Halter & Griswold LLP, counsel to Buyer, in the form of Exhibit 1.33.

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


         1.34 Owned Real Property. "Owned Real Property" is defined in Section 1.5(d).

         1.35 Permits. "Permits" shall mean all governmental permits, licenses and authorizations used by the Sellers in connection with the Business, including but not limited to those Permits listed on Schedule 1.35.

         1.36 Person. "Person" means an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization, a government or any agency, instrumentality or political subdivision of a government.

         1.37 Petroleum Products. "Petroleum Products" means petroleum, gasoline, oil, fuel oil, diesel fuel and petroleum solvents.

         1.38 Post Closing Adjustment. "Post Closing Adjustment" is defined in
Section 2.5.

         1.39 Preliminary Post Closing Adjustment. "Preliminary Post Closing Adjustment" is defined in Section 2.5.1.

         1.40 Prepaid Expenses. "Prepaid Expenses" shall mean, as of the Closing, those expenses of the Sellers in connection with the Business that are paid in advance, including, without limitation, those listed on Schedule 1.40, which listing shall be adjusted to reflect changes in the ordinary course through the Effective Time of the Closing, as permitted pursuant to Section 5.1.

         1.41 Purchase Price. The "Purchase Price" for the Assets shall be an amount equal to Ninety Six Million Five Hundred Forty Three Thousand One Hundred Ninety Seven Dollars ($96,543,197) (which amount represents the net asset value on the Closing Pro Forma Statement of Net Assets less $5,000,000), plus, the Earn-Out, if any, as provided in Section 2.6. The Purchase Price shall be subject to adjustment pursuant to Section 2.5 hereof.

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


         1.42 Preferred Stock. "Preferred Stock" shall mean the shares of Tultex's Cumulative Convertible Preferred stock, $7.50 Series B.

         1.43 RCRA. "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

         1.44 Real Property. "Real Property" means the Owned Real Property, the Leased Real Property, and the real property where the Retail Outlets are located.

         1.45 Real Property Lease. "Real Property Lease" is defined in Section 1.5(f).

         1.46 Release. "Release" means any direct or indirect spilling, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaking, dumping, or disposing on or into any building or facility or the environment whether intentional or unintentional, known or unknown and includes a threatened Release.

         1.47 Retail Outlets and Retail Outlet Leases. "Retail Outlets" and "Retail Outlet Leases" are both defined in Section 1.48(e).

         1.48 Retained Assets. "Retained Assets" shall mean the following assets of the Sellers related to the Business:

                  (a) Cash Equivalents. Cash, bank deposits and marketable securities (except for cash, if any, relating to services to be performed by Buyer after the Closing, i.e. prepaid accounts and deposits);

                  (b) Tax Refunds. Rights to Tax refunds;

                  (c) Certain Records. The corporate minute book, stock records and Tax returns of the Sellers and other similar corporate books and records originals of which the Sellers are required to maintain under applicable laws (provided that true, accurate and complete copies of the same are included among the Assets);

                  (d) Certain Contracts. All of the Sellers' rights and obligations under the Contracts listed on Schedule 1.48(d) and all other contracts not listed on Schedule 1.14;

                  (e) Retail Outlets. All right, title and interest in and to the assets located at the retail outlet stores located at 5668 George Town Road, Indianapolis, Indiana, 2333 Post Drive, Indianapolis, Indiana, and the retail outlet store in the State of Utah (the "Retail Outlets"), including, without limitation, the rights and obligations associated with the real property lease for each of the Retail Outlets (the "Retail Outlet Leases");

                  (f) Certain Accounts Receivable. All right, title and interest in the accounts receivable described on Schedule 1.48(f), which schedule shall be adjusted to reflect changes in the ordinary course through the Effective Time of Closing, as permitted pursuant to Section 5.1.

                  (g) Shares. Any shares of capital stock held in treasury of the Sellers;

                  (h) Litigation. Rights and obligations of the Sellers in any pending litigation or claims, including, without limitation, all matters set forth on Schedule 3.5;

                  (i) Agreement. Rights of the Sellers arising under this Agreement; and

                  (j) Other. Any other assets of the Sellers not owned or used in connection with the Business.

         1.49 Sellers. "Sellers" are defined at the beginning of this Agreement.

         1.50 Sellers' Closing Certificate. "Sellers' Closing Certificate" shall mean the certificate of the Sellers in the form of Exhibit 1.50.

         1.51 Sellers' Indebtedness. "Sellers' Indebtedness" is defined in
Section 8.14.

         1.52 Services Agreement. "Services Agreement" is defined in Section 6.7(f).

         1.53 Storage. "Storage" means storage as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where any Seller conducted business or Released Hazardous Substances.

         1.54 Supply Agreement. "Supply Agreement" is defined in Section 6.7(e).

         1.55 Taxes. "Tax" means any charge or assessment by or liability, including, but not limited to, any deficiency, interest or penalty to any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

         1.56 Trade Secret. "Trade Secret" shall mean, with respect to any Person, any owned information that is not known to any competitor or other third party and, if it were to be known by a competitor or other third party, could be harmful competitively to the owner of the information.

         1.57 Transport. "Transport" means transport as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where any Seller conducted the Business or Released Hazardous Substances.

         1.58 Treatment. "Treatment" means treatment as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where any Seller conducted the Business or Released Hazardous Substances.


                                   ARTICLE II

                                PURCHASE AND SALE


         2.1 Commitment to Sell. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, the Sellers hereby agree to sell, convey, transfer, assign and deliver to Buyer by deed, bill of sale, assignment, or other appropriate instrument, free and clear of all Liens, all of the Assets. In addition, the Sellers shall assign to Buyer all of Sellers' rights under the Contracts (except those listed on Schedule 1.48(d)) and Licenses.

         2.2 Commitment to Purchase. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Buyer hereby agrees to purchase the Assets and, in full payment therefor, shall pay to the Sellers the Purchase Price therefore and assume those specified Liabilities as provided in this Article II.

         2.3 Payment of the Purchase Price. At the Closing, Buyer shall pay the Purchase Price to the Sellers by delivering (i) a subordinated promissory note to Tultex in the principal amount of $5,000,000 with a 7 2/10th percent (7.2%) interest rate, semi-annual interest payments and the principal due on the fifth anniversary date thereof, that shall be subordinated to the indebtedness to the Buyer's senior lender(s), and otherwise in the form of Exhibit 2.3(i), which form remains subject to review and approval by Buyer's senior lender(s) with such changes, if any, that are mutually acceptable to Buyer and the Sellers (the "Five Million Dollar Subordinated Promissory Note"); (ii) a convertible, subordinated promissory note to Tultex in the principal amount of $5,000,000 with a 7 2/10th percent (7.2%) interest rate, semi-annual interest payments and the principal due no later than the fifth anniversary date thereof, that shall be subordinated to the indebtedness to the Buyer's senior lender(s), and otherwise in the form of Exhibit 2.3(ii), which form remains subject to review and approval by Buyer's senior lender(s) with such changes, if any, that are mutually acceptable to Buyer and the Sellers (the "Convertible Five Million Dollar Subordinated Promissory Note"); (iii) a subordinated promissory note to Tultex in the principal amount of $2,500,000, that shall be subordinated to the indebtedness to the Buyer's senior lender(s), and otherwise in the form of
Exhibit 2.3(iii), which form remains subject to review and approval by Buyer's senior lender(s) with such changes, if any, that are mutually acceptable to Buyer and the Sellers (the "Two Million Five Hundred Thousand Dollar Subordinated Promissory Note" and collectively with the Five Million Dollar Subordinated Note and the Convertible Five Million Dollar Subordinated Note, the "Notes"); and (iv) the remainder of the Purchase Price, in immediately available funds, except for the Earn-Out, if any, which is payable pursuant to Section 2.6.

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



         2.4 Assumption of Liabilities. In addition to payment of the Purchase Price, as provided above, at the Closing, Buyer shall assume the Liabilities. Buyer does not and will not assume any liability, known or unknown, fixed or contingent, of any of the Sellers except for the Liabilities. Buyer shall not be a successor or alter ego of or joint employer or venturer with any of the Sellers, except to the extent that Buyer has assumed Sellers' liabilities and obligations arising from and after the Effective Time of Closing under the Contracts (except those listed on Schedule 1.48(d)) and Licenses.

         2.5 Adjustment to Purchase Price. Within sixty (60) days after the Closing, Sellers will prepare Sellers' Final Statement of Net Assets in accordance with the Closing Pro Forma Statement of Net Assets and generally accepted accounting principles on a basis consistent with the Sellers' past practice, except as modified pursuant to Schedule 2.5. During the preparation of the Sellers' Final Statement of Net Assets, Buyer shall provide the Sellers and their representatives full access to the books, records, facilities and employees of Buyer and shall cooperate fully with Sellers and their representatives in order to prepare the Sellers' Final Statement of Net Assets. Based on Sellers' Final Statement of Net Assets, Sellers also will prepare and deliver a written calculation of any adjustment to the Purchase Price. If the net assets reflected on the Final Statement of Net Assets exceed the net assets reflected on the Closing Pro Forma Statement of Net Assets, the Purchase Price will be increased dollar-for-dollar by an amount equal to such difference, and if the net assets on the Final Statement of Net Assets are less than the net assets reflected on the Closing Pro Forma Statement of Net Assets, the Purchase Price will be decreased dollar-for-dollar by an amount equal to such difference (the "Post Closing Adjustment").

                  2.5.1 Buyer's Review. Not later than sixty (60) days after the Closing Date, Sellers will deliver the Sellers' Final Statement of Net Assets and the calculation of the Post

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



Closing Adjustment (the "Preliminary Post Closing Adjustment") to Buyer. All work papers, documents and records used or generated by the Sellers in connection with the preparation and confirmation of the Sellers' Final Statement of Net Assets and the calculation and confirmation of the Preliminary Post Closing Adjustment will be made available to Buyer. Unless Buyer delivers to the Sellers a written objection on or before the 15th day after Buyer's receipt of the Sellers' Final Statement of Net Assets and the Preliminary Post Closing Adjustment (the "15 Day Dispute Period"), the Sellers' Final Statement of Net Assets and the Preliminary Post Closing Adjustment will become final and binding on the parties and be deemed to be the "Final Statement of Net Assets" and the "Final Purchase Price," respectively. If Buyer delivers to the Sellers a written objection within the 15 Day Dispute Period, Buyer agrees to pay to Sellers, within five (5) business days after sending such written objection, the undisputed portion of the Post Closing Adjustment.

                  2.5.2 Dispute Procedures. If Buyer objects (as provided in the last sentence of Section 2.5.1) to the Sellers' Final Statement of Net Assets and the Preliminary Post Closing Adjustment and the Sellers and Buyer are able to resolve their dispute within thirty (30) days after Buyer's objection is received by the Sellers, the Sellers' Final Statement of Net Assets and the Preliminary Post Closing Adjustment (each as reflecting the resolution of the parties) will become final and binding on the parties and be deemed to be the "Final Statement of Net Assets" and the "Final Purchase Price," respectively. If Buyer objects (as provided in last sentence of Section 2.5.1) to the Sellers' Final Statement of Net Assets and the Preliminary Post Closing Adjustment and the Sellers and Buyer are unable to resolve their dispute within thirty (30) days after Buyer's objection is received by the Sellers, the dispute will be resolved by Arthur Andersen LLP (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible and in any event within sixty (60) days thereafter. The resolution of the


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


Independent Accountants shall be presented as the "Final Statement of Net Assets" and "Final Purchase Price," prepared by the Independent Accountants, which shall be final and binding on the parties.

                  2.5.3 Cost of Independent Accountants. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared equally by Buyer on the one hand and the Sellers on the other.

                  2.5.4 Refund or Final Payment. To the extent that the Final Purchase Price is greater than the Purchase Price, Buyer shall pay such excess, plus interest as calculated herein, to the Sellers in immediately available funds within five (5) business days of the determination of the Final Purchase Price. To the extent that the Final Purchase Price is less than the total of the Purchase Price and any portion of the Post Closing Adjustment paid by Buyer, the Sellers shall pay such difference, plus interest as calculated herein, to Buyer within five (5) business days of the determination of the Final Purchase Price. The amount of the unpaid Post Closing Adjustment (as finally determined) shall accrue interest at the rate of 9% calculated from the 15th day after the Sellers have delivered to Buyer both the Sellers' Final Statement of Net Assets and the Preliminary Post Closing Adjustment to the date that the Post Closing Adjustment is paid.

         2.6 Earn-Out. (a) If net sales from the period beginning January 4, 1998 through January 2, 1999 of the Business operated by Logo and LogoAH prior to the Closing and Buyer after the Closing ("1998 Sales") are equal to or greater than $218,439,000 (with the portion of 1998 Sales attributable to the Business of Logo and LogoAH prior to the Closing being agreed to by the parties and set forth on Schedule 2.6), Buyer will pay Tultex an amount equal to $1,500,000; if 1998 Sales are equal to $207,517,050, Buyer will pay Tultex an amount equal to

$1,000,000 (with such amount increased on a prorated linear basis for 1998 Sales between $207,517,050 and $218,439,000); if 1998 Sales are equal to $196,595,100,
Buyer will pay Tultex an amount equal to $500,000 (with such amount increased on a prorated linear basis for 1998 Sales between $196,595,100 and $207,517,050); or, if 1998 Sales are less than $196,595,100, Buyer will not be obligated to pay any amount to Tultex (the "1998 Earn-Out"). (b) If net sales from the period beginning January 3, 1999 through January 1, 2000 of the Business operated by Buyer ("1999 Sales") are equal to or greater than $230,475,000, Buyer will pay Tultex an amount equal to $1,000,000; if 1999 Sales are equal to $218,951,250, Buyer will pay Tultex an amount equal to $667,000 (with such amount increased on a prorated linear basis for 1999 Sales between $218,951,250 and $230,475,000); if 1999 Sales are equal to $207,427,500, Buyer will pay Tultex an amount equal to $333,000 (with such amount increased on a prorated linear basis for 1999 Sales between $207,427,500 and $218,951,250); or, if 1999 Sales are less than $207,427,500, Buyer will not be obligated to pay any amount to Tultex (the "1999 Earn-Out"). Buyer will calculate 1998 Sales and 1999 Sales following Buyer's preparation of its audited financial statements for the periods ending on December 31, 1998 and December 31, 1999. Sales shall mean net sales (gross sales less returns and allowances) generated in the ordinary course of business of the Business as currently conducted or as conducted by Buyer, but shall be exclusive of sales generated from acquisitions made by Buyer or from sales of different product lines (both of which shall be separately accounted for by Buyer). Buyer covenants to continue to offer the current product lines of Logo and LogoAH, comprised of T-shirts, shirts, sweats, jerseys, jackets and headwear in the licensed sports category, in the ordinary course of its business unless Buyer determines to discontinue any one or more of the aforementioned product lines in the exercise of its reasonable business judgment. On or before the date that is thirty (30) days after the final preparation of Buyer's audited 1998 financial statements, Buyer shall provide Tultex such financial statements and its computation of the 1998 Earn-Out, if any, and pay to Tultex the 1998 Earn-Out, if any; and on or before the date that is thirty
(30) days after the final preparation of Buyer's audited 1999 financial statements, Buyer shall provide Tultex such financial statements and its computation of the 1999 Earn-Out, if any, and shall pay to Tultex the 1999 Earn-Out, if any. In no event shall (i) the 1998 Earn-Out exceed $1,500,000, or
(ii) the 1999 Earn-Out exceed $1,000,000. Notwithstanding anything contained in this Section 2.6 to the contrary, Buyer may defer payment of any Earn-Out due hereunder to the extent provided for in the Subordination Agreement; provided, that deferment of any such payment shall not affect Buyer's legal obligation to pay, and Buyer shall pay Tultex such deferred Earn-Out promptly after the Buyer is capable of paying such amount and is permitted to pay such amount pursuant to the Subordination Agreement; and, provided further, that any such deferred Earn-Out shall accrue interest from the date of deferment to the date of payment (at which time it and such interest shall be paid) at the annual rate of nine percent (9%).


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally hereby represent and warrant to Buyer that:

         3.1 Organization of the Sellers. Logo is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Logo has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. LogoAH is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. LogoAH has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Tultex is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. With respect to the Business, Tultex has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Schedule 3.1 lists the states and countries in which each Seller (a) owns or leases real property used primarily in the Business; (b) maintains sales offices or sales agents used primarily in the Business; or (c) maintains inventory used primarily in the Business. The Sellers are not, and are not required to be, qualified to do business as a foreign corporation in connection with the Business in any states or countries other than those listed in Schedule 3.1, and the Sellers are duly qualified to do business and are in good standing as a foreign corporation in each of those states and countries, except for where the failure to so qualify would not have an adverse effect on the Business or the Assets. All of the outstanding equity securities of Logo and LogoAH are owned of record and beneficially by Tultex.

         3.2 Authorization; Enforceability. The execution, delivery and performance by each Seller of this Agreement and of all of the documents and instruments contemplated hereby are within the corporate power and authority of each Seller and have been duly authorized by all necessary corporate action of each Seller. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms. Tultex represents that the approval of its shareholders is not required for the consummation of the transactions contemplated by this Agreement. In addition, without limiting the generality of the representations in this Section 3.2, the Sellers represent that each of their respective Board of Directors has provided the required resolutions to be filed with the appropriate representatives of the Sellers' Indebtedness.

         3.3 No Violation or Conflict by the Sellers. Except as set forth on
Schedule 3.3, the execution, delivery and performance of this Agreement by each Seller does not and will not conflict with or violate any Law, judgment, order or decree binding on any Seller, or the Articles of Incorporation (or its equivalent) or Bylaws (or its equivalent) of any Seller or any contract or agreement to which any Seller is a party or by which any Seller or any of the Assets is bound, except that the Sellers make no representation or warranty with respect to compliance with the bulk sales laws of any state.

         3.4 Assets; Title to Assets. The Assets constitute all of the business, assets, properties and rights of the Sellers in connection with the Business. At least one of the Sellers owns good, valid and marketable title to each of the Assets, free and clear of any and all Liens (except for the Liens set forth on Schedule 3.4 which will be released and removed by Sellers prior to the Closing), and, upon delivery of the Assets at Closing, good, valid and marketable title to the Assets, free and clear of all Liens, will pass to Buyer. The Assets to be conveyed at Closing constitute all of the Assets of the Sellers owned, used, useful, acquired for use, or arising or existing primarily in connection with the Business.

         3.5 No Litigation. Except as listed in Schedule 3.5, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of the Sellers, proposed or threatened against the Sellers in connection with the Business or relating to the Assets, Contracts, or Licenses. The matters described in Schedule 3.5, if adversely determined, would not have a material adverse effect on the Business of the Sellers, the Assets, the Contracts, or the Licenses, except as shown upon
Schedule 3.5.


         3.6 Accounts Receivable and Accounts Payable. The Accounts Receivable reflected on the Financial Statements, the Closing Pro Forma Statement of Net Assets and the Final Statement of Net Assets represent transactions in the ordinary course of business, and, based on facts existing on the Closing Date and known to the Sellers, are collectible net of any reserves shown on the Financial Statements, the Closing Pro Forma Statement of Net Assets and the Final Statement of Net Assets, as the case may be (which reserves are adequate and were calculated consistent with past practice). Schedule 1.2 specifically identifies (i) the aging of receivables, and (ii) each receivable in an amount in excess of $10,000 that is more than 90 days past due.

         The Accounts Payable reflected on the Financial Statements, the Closing Pro Forma Statement of Net Assets and Final Statement of Net Assets reflect or will reflect all amounts owed by the Sellers in connection with the Business in respect of trade accounts due and other payables, and the actual liability of the Sellers in respect of such obligations were not, and will not be, on such dates in excess of the amounts so reflected on the Financial Statements, the Closing Pro Forma Statement of Net Assets or the Final Statement of Net Assets, as the case may be.

         3.7 Condition of Equipment. Except as shown on Schedule 3.7, each of the tangible Assets used by the Sellers in the conduct of the Business is (i) in good operating condition and repair, subject to ordinary wear and tear and taking into account the age and prior use of such tangible assets, and (ii) substantially fit for the purposes for which it is being utilized. None of such tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not material in nature or cost.

         3.8 Liabilities. The Sellers have no liabilities with respect to the Business except (a) to the extent provided for or reserved against on the Closing Pro Forma Statement of Net Assets (as updated on the Final Closing Pro Forma Statement of Net Assets), which include current liabilities that have arisen in the ordinary course of business consistent with past practice since the date of the Closing Pro Forma Statement of Net Assets (all of which have been recorded on the Sellers' books), (b) obligations under the Contracts and Licenses, or (c) as listed on Schedule 3.8. Since January 3, 1998, there has not been any incurrence (whether discharged or not) of any liability by the Sellers in connection with the Business other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice, except as set forth on the Financial Statements and Schedule 3.8.

         3.9 Inventory. The Inventory is of a quality and quantity useable and saleable in the ordinary course of the Business as heretofore conducted, except for obsolete items and items of below standard quality which are identified on
Schedule 3.9; and, the raw materials forming part of the Inventory are suitable for use in the ordinary course of the Sellers' Business as heretofore conducted. All apparel items included in the Inventory are in compliance with federal labeling and flammability regulations. Items included in the Inventory are carried on the books of the Sellers, and are valued on the Closing Pro Forma Statement of Net Assets and the Final

Statement of Net Assets, at the lower of cost or market and, in any event, at not greater than their net realizable value, except for obsolete items and items of below standard quality which are identified on Schedule 3.9 and valued as set forth on Schedule 3.9.

         3.10 Intangibles. Schedule 3.10 lists all Intangibles owned by any Seller with respect to the Business. To the Knowledge of the Sellers, there has not been any infringement or alleged infringement by others of any such Intangibles. Except as set forth in Schedule 1.14 or Schedule 1.28, no Seller is a party to any Contract or License, whether as licensor, licensee, franchisor, franchisee, dealer, distributor, or otherwise, with respect to any Intangible or Trade Secret (as defined below) with respect to the Business. To the Knowledge of the Sellers, the Sellers have the right to use all Intangibles as are necessary to enable the Sellers to conduct, and Buyer to continue to conduct after the Closing, all phases of the Sellers' Business in the manner presently conducted by the Sellers, and that use has not conflicted with, infringed, or otherwise violated any rights of any person or entity. Except for required consents to assignment set forth on Schedule 3.3, the Sellers have the unrestricted right to sell or assign to Buyer all such owned Intangibles and all such licenses or other rights with respect to the Business. The Intangibles listed in Schedule 3.10 are valid and in full force and effect and are not subject to any Taxes, maintenance fees, or actions falling due within the next six months. Except as set forth in Schedule 3.10, there have been no interference actions or other judicial, arbitration, or other adversary proceedings concerning the Intangibles listed in Schedule 3.10. Each application for an Intangible listed in Schedule 3.10 is awaiting action by its respective appropriate recording office except as otherwise indicated in Schedule 3.10. To the Knowledge of the Sellers, the manufacture, use, performance or sale of products or services incorporating or in connection with the Intangibles listed in Schedule 3.10 does not violate or infringe on any Intangible or other right of any person or entity, and the Sellers have not otherwise infringed any Intangible, Trade Secret or other right of any person or entity. The Sellers have the exclusive right to use and the unrestricted right to transfer to Buyer all of Sellers' Trade Secrets with respect to the Business, and to the Knowledge of the Sellers, none of the Sellers' Trade Secrets with respect to the Business have been used, divulged, or appropriated for the benefit of any past or present employees of the Sellers or other person or entity, or to the detriment of the Sellers. The Sellers have not disposed of or permitted to lapse, or otherwise failed to preserve the Sellers' right to use any rights referenced in this Section 3.10.

         3.11 Books and Records. The books of account, records and minute books of the Sellers in connection with the Business are complete and correct in all material respects.

         3.12 Contracts. Schedule 1.14 is a true and complete list of all Contracts, including those Contracts that constitute: (a) a lease of any real or personal property with (i) aggregate annual rentals in excess of $25,000, or
(ii) with a remaining term in excess of one year and which is non-cancelable without penalty on notice of ninety (90) days or less; (b) an agreement to purchase or sell a capital asset for a price in excess of $25,000; (c) obligations for money borrowed; (d) any other agreement involving an amount in excess of $25,000; (e) written agreements with sales representatives, or (f) agreements for the disposal of waste. The Seller that is party to each Contract has performed each term, covenant and condition of each of the Contracts which is to be performed by such Seller, in all material respects, at or before the date hereof and will perform each term, covenant and condition of each of the Contracts to be performed by it prior to the Closing, unless the other party to such Contract is in material default thereunder. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by a Seller under any of the Contracts. To the Knowledge of the Sellers, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the other party under any of the Contracts. To the Knowledge of the Sellers, no party to any of the Contracts intends to cancel, terminate, or exercise any option under any of the Contracts. The Sellers' execution, delivery and performance of this Agreement will not constitute a breach of or a default under any Contract except as identified on
Schedule 1.14. All consents required for Buyer's assumption of the Contracts, as designated on Schedule 3.3, will have been received by the Closing Date. True copies of the Contracts have been delivered to Buyer.

         3.13 Licenses. Schedule 1.28 is a true and complete list of all Licenses held by the Sellers in connection with the Business. The applicable Seller has performed each term, covenant and condition of each of the Licenses which is required to be performed by such Seller, in all material respects, at or before the date hereof and will perform each term, covenant and condition of each of the Licenses required to be performed by it prior to Closing, unless the other party to the Licenses is in material default thereunder. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by a Seller under any of the Licenses. To the Knowledge of the Sellers, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the other party under any of the Licenses. To the Knowledge of the Sellers, except as shown on Schedule 1.28 no party to any of the Licenses intends to cancel, terminate, or exercise any option under any of the Licenses. The Sellers' execution, delivery and performance of this Agreement will not constitute a breach of or a default under any License, except as identified on Schedule 1.28. The Sellers will use reasonable best efforts to obtain all consents required to permit assignment to and assumption by Buyer of the Licenses as soon as reasonably possible after the date hereof. True copies of the Licenses have been delivered to

Buyer. Schedule 1.28 sets forth, for each License, the revenue generated by the Sellers in calendar year 1997.

         3.14 Financial Statements. The Financial Statements fairly present the financial position and results of operations of the Business of the Sellers as of the date thereof and the periods then ended and were prepared in accordance with generally accepted accounting principles, consistently applied. The Closing Pro Forma Statement of Net Assets and the Final Statement of Net Assets will be true and correct in all material respects, and will be prepared, unless otherwise provided herein in a manner consistent with the Financial Statements of the Sellers. As of the dates of the Financial Statements, the Closing Pro Forma Statement of Net Assets and the Final Statement of Net Assets, the Sellers had or will have, as the case may be, no material liabilities or obligations relating to the Business, fixed or contingent, not adequately reflected in such statements or balance sheets, the notes thereto or the exhibits hereto.

         3.15 No Adverse Change. Except as set forth in Schedule 3.15, since January 3, 1998, there has not been: (a) any material adverse change in the Business of the Sellers; (b) any loss, damage, condemnation or destruction to the properties of the Sellers materially adversely affecting the Business of the Sellers or the Assets; (c) any labor dispute or disturbance, litigation or, to the Knowledge of the Sellers, any event or condition that could materially adversely affect the Business of the Sellers but not including events or conditions that affect all or part of the general economy; (d) any Lien made on any of the properties or assets of the Sellers in connection with the Business; or (e) any sale, transfer or other disposition of assets of the Sellers in connection with the Business other than in the ordinary course of business.

         3.16 Taxes. Except as set forth in Schedule 3.16, the Sellers have filed all required Tax returns and reports relating to the Business and the Assets, Contracts, and Licenses. The Sellers' records to be transferred to Buyer contain all information and documents (including, without limitation, properly completed Forms W-9) necessary to comply with all information reporting and tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The Sellers have paid (or has made adequate provision for and will timely pay) in connection with the Business all Taxes (including additions to Tax, penalties and interest), withholdings and other governmental charges the nonpayment of which could adversely affect any of the Assets, Contracts, or Licenses or the use thereof or could cause Buyer to incur any liability. Except as set forth on Schedule 3.16, no taxing authority has asserted any claim for the assessment of any such tax liability (including additions to Tax, penalties and interest), withholding or other governmental charges. None of the Assets is subject to, and none of the Contracts is, a "safe harbor lease" under former
Section 168(f)(8) of the Code. None of the Sellers is a foreign person within the meaning of Section 1445 of the Code.

         3.17 Employment Agreements and Benefits. Schedule 1.16 is a true and complete list of all Employee Benefit Plans which are in effect with obligations to be performed relating to the compensation and other benefits of present and former employees, salesmen, consultants and other agents of the Sellers in connection with the Business, including collective bargaining agreements and pension, retirement, bonus, stock option, profit sharing, health, disability, life insurance, hospitalization, education or other similar plans or arrangements (whether or not subject to the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder ("ERISA")), true copies of which have been delivered to Buyer. None of the Employee Benefit Plans listed on Schedule 1.16, will be breached by the Sellers' execution, delivery and performance of this Agreement. Except as provided in Section 8.3(c) hereof, no Employee Benefit Plan requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation plan in respect of any employee of the Sellers. To the Knowledge of the Sellers, there are no union organizing campaigns pending or threatened at any of the facilities being transferred to Buyer hereunder.
Schedule 1.16 lists the name and current compensation for all present employees of the Sellers in connection with the Business with annual compensation in excess of $60,000. To the Knowledge of the Sellers, no present employee of the Sellers in connection with the Business is a party to any contract or agreement that contains (a) a covenant limiting the freedom of any such employee to compete in any line of business or with any Person or in any geographic area or market, or (b) an obligation of confidentiality with respect to information of the Sellers in connection with the Business.

         3.18 Employee Benefit Plans. (a) Schedule 1.16 identifies each "pension plan" (as defined in Section 3(2) of ERISA) (the "Pension Plans") and each "welfare plan" (as defined in ERISA Section 3(l)) (the "Welfare Plans") maintained by the Sellers or to which any Seller contributes on behalf of the employees of either Logo or LogoAH (the Pension Plans and Welfare Plans are hereafter referred to as the "Employee Plans"). A true and complete copy of each Employee Plan has been furnished to Buyer.

         (b) Schedule 1.16 identifies each Pension Plan that is intended to be qualified under Section 401(a) of the Code. To the Knowledge of the Sellers, each such Pension Plan complies with applicable Law as of the date hereof. To the Knowledge of the Sellers, there are no facts or circumstances that would jeopardize or adversely affect the qualification under Code Section 401(a) of any Pension Plan that is intended to be so qualified.

         (c) As of the Closing Date, full payment has been made, or will be made pursuant to the terms of the applicable plan, to each Employee Plan of all contributions that are required under the terms thereof and under ERISA. No "accumulated funding deficiency" (as defined in ERISA Section 302 or Code
Section 412), whether or not waived, exists with respect to any Pension Plan. With the exception of the Pension Plan for employees of Tultex (the "Sellers' Pension Plan"), no Pension Plan is a "defined benefit plan" (as defined in Code
Section 414) and the Sellers have not maintained or contributed to any other defined benefit plan or any other plan that is subject to the provisions of Title IV of ERISA.

         (d) No employees of the Business are currently accruing benefits under the Sellers' Pension Plan.

         (e) Each Employee Plan has been administered in accordance with its terms and the terms of any applicable collective bargaining agreement. In addition, to the Knowledge of the Sellers, each Employee Plan complies with, and has been administered in accordance with the provisions of ERISA (including the rulings and regulations promulgated thereunder) or in a manner that would result in no adverse impact on Buyer or the Assets or any plan of Buyer into which assets may be transferred pursuant to this Agreement. To the Knowledge of Sellers, all reports, returns and other documentation that are required to have been filed with the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency (federal, state or local) have been filed on a timely basis. Except as set forth in
Schedule 3.5, no lawsuits or complaints to, or by, any person or governmental entity have been filed, or are to the Knowledge of the Sellers contemplated or threatened, with respect to any Employee Plan.

         (f) The Sellers do not and have not contributed to or maintained a "multiemployer plan" (as defined in ERISA Section 3(37)).

         (g) The insurance policies issued on the lives of Thomas K. Shine (General American Life Insurance Company Policy No. 3,231,214) and Michael R. Kistler (General American Life Insurance Company Policy No. 3,231,213), respectively, pursuant to the LOGO 7, Inc. Omega Plan comprised of the Executive Compensation Agreements entered into thereunder by and between LOGO 7, Inc., and Thomas K. Shine and Michael R. Kistler, respectively (collectively, the "Omega Agreements"), are in force, all premiums due on such life insurance policies have been paid, and there are no outstanding loans in respect of, nor have there been any withdrawals of the cash surrender values on, any such life insurance policy.

         (h) The applicable Seller has discharged all obligations of the "Corporation" under terms of that certain (a) Agreement dated March 15, 1990 by and between LOGO 7, Inc., an Indiana corporation, Thomas Shine, and Bruce Jacobson, as trustee, and (b) Agreement dated March 15, 1990 by and between LOGO 7, Inc., an Indiana corporation, Michael Kistler, and Bruce Jacobson, as trustee (collectively, the "Trust Agreements").

         (i) The disability income insurance policies issued in respect of Thomas K. Shine (Paul Revere Insurance Group Disability Income Policy No. 010238990503) and Michael R. Kistler (Paul Revere Insurance Group Disability Income Policy No. 010238990603), respectively (collectively, the "Existing Disability Income Arrangements"), are in force and all premiums due on such insurance policies have been paid.

         3.19 Compliance with Law. Except as set forth in Schedule 3.19, the Sellers' conduct of the Business and their use of the Assets does not violate or conflict with any Law, including, without limitation, Laws relating to environmental quality and the discharge, storage, handling or use of hazardous materials, waste or pollutants. The Permits constitute all governmental approvals, authorizations, permits and licenses, including those related to environmental quality, required to conduct the Business of the Sellers, and are in full force and effect, are being complied with in all material respects and will remain in effect immediately following the Closing. The Sellers and Buyer will cooperate in obtaining necessary consents and approvals to the transfer of the Permits to Buyer.

         3.20 Transactions With Affiliates. Except as set forth in Schedule 3.20, since January 3, 1998, each Seller has not with respect to the Business, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any property or assets or obtained any services from, or sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered as a director, officer or employee of a Seller), any shareholder of a Seller or any Affiliate of a Seller. Except as set forth in Schedule 3.20, the Sellers in connection with the Business do not owe any amount or have any contractual obligation or commitment to any Affiliate (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and no Affiliate owes any amount or has any contractual obligation to any Seller in connection with the Business (other than for advances arising in the ordinary course of business),. Since January 3, 1998, Logo and LogoAH have not declared, paid or set aside any dividend or other distribution on or with respect to their capital stock other than as described on Schedule 3.20.

         3.21 Real Property.

         (a) Legal Descriptions. Complete and accurate legal descriptions of the Real Property are set forth on Schedule 3.21(a).

         (b) No Condemnation or Improvement. There is no state of facts or event which could reasonably be expected to form the basis for any condemnation proceedings that could affect the Real Property or any possible future improvements by any public authority, any part of the cost of which could be assessed against the Real Property, or any contemplated future assessments of any kind.

         (c) Utilities. In the past three years no Seller has experienced any material interruption in the delivery of adequate service of any utilities or other public authorities required in the operation of the Business. The Real Property has adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, and, without limitation, other public utilities.

         (d) Condition of Real Property. To the Knowledge of the Sellers, the roof and the foundation of the Real Property are watertight and free from leaks, seepages and moisture.

         (e) Environmental Matters. Except as described on Schedule 3.21(e):

             (i)The Sellers' assets with respect to the Business do not contain any Hazardous Substances and there are no underground storage tanks located on (nor, to the Knowledge of the Sellers, have any underground storage tanks been removed from) the Real Property or any former owned or leased facility of any of the Sellers used in connection with the Business;

             (ii) There has been no Release of any Hazardous Substances at any or from any of the Sellers' current or former facilities used in connection with the Business;

             (iii) To the Knowledge of the Sellers, there has been no Release of any Hazardous Substances at any or from any properties adjacent to any of the Sellers' current or former facilities used in connection with the Business;

             (iv) To the Knowledge of the Sellers, there are no asbestos-containing materials or urea formaldehyde-containing materials incorporated into the buildings or interior improvements that are a part of the Real Property, or into other assets or products of the Sellers, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property; (v) There has been no generation, Treatment or Storage of any Hazardous Substances by any of the Sellers with respect to the Business;


             (vi) There has been no Disposal or arrangement for Disposal of Hazardous Substances by any Seller in connection with the Business on any property not owned or leased by any Seller; and

             (vii) No Seller uses any Hazardous Substances in the conduct of its Business.

Schedule 3.21(e) also contains an accurate and complete list of all Hazardous Substance and other environmental reports prepared for any Seller or in any of the Sellers' possession with respect to the Assets or the Business in the past ten years.

         3.22 No Broker. No Seller is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement.

         3.23 No Capital Stock. No capital stock of any corporation is included in the Assets.

         3.24 Worker Adjustment and Retraining Notification Act ("WARN").
Schedule 3.24 lists each and every employee of Logo and LogoAH, respectively, that, since February 1, 1998, (i) incurred an employment termination, other than a discharge for cause, voluntary departure or retirement; (ii) was laid off for any reason; or (iii) experienced a reduction in hours of work of more than fifty percent (50%) from February 1, 1998 to the date of this Agreement, and Schedule 3.24 shall be updated to provide the same information through the Closing Date.

         3.25 Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, exhibit, list or other written information listed on
Schedule 3.25 and furnished by or on behalf of any Seller at any time to Buyer, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by any Seller to Buyer is or will be a true and complete copy of such document, unmodified except by another document delivered by a Seller to Buyer prior to the date hereof.

         3.26 Investment Intent. (a) Tultex understands that the investment in the Notes (as defined in Section 2.3) (i) is suitable only for an investor who is able to bear the economic consequences of losing its entire investment, (ii) is an investment which involves a high degree of risk, and (iii) there are substantial restrictions on the transferability of, and there will be no immediate public market for, the Notes, and accordingly, it may not be possible for Tultex to liquidate the investment in case of emergency. (b) Tultex has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this speculative investment and of making an informed investment decision. Tultex is an "ACCREDITED INVESTOR" as defined in Rule 501 of Regulation D of the Securities Act. (c) The Notes are being acquired by Tultex solely for its own personal account, for investment purposes only, and not with a view to, or in connection with, any resale or distribution thereof. Tultex has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Notes, or any part thereof, or any interest therein or any rights thereto. Tultex has no present plans to enter into any such contract, undertaking, agreement or arrangement.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Buyer  hereby   represents  and  warrants  to  the  Sellers  that:

         4.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into and perform its obligations under this Agreement.

         4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement are within the corporate power and authority of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, enforceable against Buyer in accordance with their respective terms.

         4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with or violate any Law, judgment, order or decree binding on Buyer, or the Certificate of Incorporation or By-laws of Buyer or any contract or agreement to which Buyer is a party or by which it is bound.

         4.4 No Broker. Buyer has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement other than McDonald & Company Securities, Inc., whose fees and expenses Buyer is solely responsible.

         4.5 Financing. Buyer has available to it all equity funds, a substantial majority of which are on deposit in an escrow account, pursuant to terms and conditions contained in those certain subscription agreements and related side letter agreements (which have been accepted by Buyer simultaneously with the execution of this Agreement), a copy of each of which was reviewed by the Sellers on or prior to the date hereof (the "Subscription Agreements"), and a customary bank letter agreement for its debt financing, evidencing the proposed financing to complete the transaction contemplated herein. Buyer has provided to Sellers true, accurate and complete evidence of its available equity funds pursuant to the Subscription Agreements and proposed debt funding pursuant to that certain bank letter agreement from Buyer's senior lender to enable Buyer to pay the Purchase Price and the Final Purchase Price, if greater, and to effect the consummation of the transactions described herein.

         4.6 Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, exhibit, list or other written information furnished by or on behalf of Buyer at any time to any Seller, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Buyer to the Sellers is or will be a true and complete copy of such document, unmodified except by another document delivered by Buyer to the Sellers prior to the date hereof.

         4.7 Employment Agreement. Thomas K. Shine has entered into an Employment Agreement with Buyer, effective as of the Closing, in form acceptable to Buyer.

         4.8 License Agreement. Buyer has entered into a license agreement with its strategic partner in form acceptable to Buyer.


                                    ARTICLE V

                      CERTAIN MATTERS PENDING THE CLOSING

         The Sellers covenant to Buyer that from and after the date of this Agreement and until the Closing Date:

         5.1 Carry on in Ordinary Course. Tultex, in connection with the Business, Logo and LogoAH each shall (i) carry on the Business, including transactions with any of their Affiliates, in the ordinary course and substantially in the same manner as heretofore carried on, including, without limitation, (a) collection of the Accounts Receivable only in accordance with usual procedures, (b) payment of the Accounts Payable as they become due, and
(c) funding of the working capital requirements of the Business, (ii) use their reasonable best efforts to preserve their properties, business and relationships with suppliers and customers, it being agreed that "reasonable best efforts", whenever required in this Agreement, shall not require the payment of any sum of money or providing any consideration to or for the benefit of any person to obtain or in connection with obtaining any consents to the assignment of any Licenses or Contracts or the extension or modification of any Licenses, (iii) without Buyer's consent, not issue additional equity securities or any rights, options or warrants with respect thereto, except for the granting of options or sale of securities of Tultex under the Employee Benefit Plans in the ordinary course, (iv) without Buyer's consent, not agree to any contract involving the expenditure of $10,000 or more during its term (other than those contemplated by Sections 6.10 and 6.11) or to make any single expenditure in excess of $10,000 which it is not obligated to make under obligations of the Sellers in connection with the Business existing prior to the execution of this Agreement, as shown on the Closing Pro Forma Statement of Net Assets, and (v) without Buyer's consent, not sell any of the Assets, other than Inventory in the ordinary course of business, consistent with past practice. The Sellers will advise Buyer in writing of any material adverse change in the financial condition, business or affairs of the Sellers' Business, or any declaration or payment of any dividend with respect to their capital stock or any repurchase of their capital stock.

5.2 Indebtedness. Except for Accounts Payable incurred in the ordinary course of business, Tultex, in connection with the Business, and each of Logo and LogoAH, shall not (i) create, incur or assume any indebtedness for borrowed money except under existing credit lines, (ii) create a Lien on any of their properties or assets, or (iii) create or assume any other indebtedness or issue any debt securities.

 5.3 Compensation. The Sellers shall not grant any bonuses or increases in the rate of pay of any of the employees of the Business, except for bonuses or increases in the ordinary course of business. This provision shall not prohibit the Sellers from fulfilling pre-existing contractual obligations to the employees of the Business. The Sellers shall not institute any new employee benefit plan or grant any increases in employee fringe benefits to any employee of the Business other than as described in Schedule 1.16.

5.4 Compliance with Law. The Sellers shall comply with all applicable Laws and with all orders of any court or of any federal, state, municipal or other governmental department, non-compliance with which could cause a material adverse change in the Assets or the Business of the Sellers.

5.5 Access. Buyer and its authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of the Business to conduct such examinations and investigations of the Sellers' Business as it deems necessary, provided that such examinations and investigations: (i) shall be offered to be conducted only in the presence of a designated representative of a Seller; and (ii) shall not unreasonably interfere with such Seller's operations and activities. The Sellers shall cooperate in all reasonable respects with Buyer's examinations and investigations.

         5.6 Cooperation. Buyer and the Sellers will cooperate in all respects in connection with the giving of any notices to any governmental authority or securing the permission, approval, determination, consent or waiver of any governmental authority required by Law in connection with the consummation of the transactions contemplated under this Agreement. Subject to the terms and conditions of this Agreement, Buyer and the Sellers agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement.

         5.7 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Sellers' Business and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and the Sellers; provided, however, that either party shall be entitled to make a public announcement in a manner approved by the other party, such approval not to be unreasonably withheld, of the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with Law.

         5.8 Confidentiality. If the transactions provided for herein are not consummated, the Buyer and the Sellers and each of their respective directors, officers, agents and representatives will hold in strict confidence, and not utilize in any manner, all information obtained from each other and their
directors, officers, agents or representatives (hereinafter in this Section 5.8 referred to as the "Disclosing Persons"), except, however, any such information that: (i) is now or hereafter becomes available to the public; (ii) was in fact known by Buyer or the Sellers, as the case may be, prior to disclosure to Buyer or the Sellers, as the case may be, by the Disclosing Persons; or (iii) is required to be disclosed by Buyer or the Sellers by subpoena or order of a court of competent jurisdiction, or by order of a regulatory authority of competent jurisdiction. In addition, if the transactions provided for herein are not consummated, Buyer and the Sellers will forthwith cause to be returned to the other the originals and all copies of materials supplied by the Disclosing Persons to Buyer or the Sellers, as the case may be, and their directors, agents, officers and representatives relating to the transactions contemplated hereby. The obligations under this Section 5.8 shall survive termination of this Agreement.

         5.9 Articles of Incorporation and By-Laws. Prior to Closing, the Sellers will not amend their Articles of Incorporation (or its equivalent) or By-laws (or its equivalent) in any manner adverse to Buyer or the consummation of the transactions contemplated herein, or merge or consolidate with or into any other corporation.

         5.10 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, no Seller nor any of their executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations (with any person other than Buyer) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving the Business or the Assets or disclose, directly or indirectly, any information not customarily disclosed to the public concerning the Business of the Sellers, afford to any other person access to the properties, books or records of the Business of the Sellers or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets, involving the Business. The Sellers will immediately upon receipt notify Buyer in writing the terms of any proposal which they may receive in respect to any of the foregoing transactions, any documentation it intends to provide in connection therewith, and keep Buyer informed of the status of any developments in this regard.


         5.11 Updating of Schedules. Each of the parties hereto shall notify the other of any changes, additions or events which shall cause any change in or addition to any Schedules delivered by it under this Agreement, promptly after the occurrence of same and at the Closing by delivery of updates of all Schedules. No notification made pursuant to this Section 5.11 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Person receiving such notification specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement. If any warranty or representation made in this Agreement is determined to be incorrect prior to the Closing Date or if any condition or event occurs which causes any warranty or representation to be incorrect as of the Closing Date or if any provision in this Agreement is breached before the Closing Date, the party making such incorrect warranty or representation or committing such breach shall be entitled, up to the Closing Date, to cure such warranty or representation by doing such things as are necessary to cause such warranty or representation as made on the date of this Agreement to be correct or by causing the breach in any provision to be cured prior to the Closing Date, and in the event of such cure, if the failure to cure would have been a reason to prevent the Closing such incorrections or breach shall not be deemed the failure of a condition precedent to closing or a reason for the closing not to occur.

Each party shall notify the other as soon as reasonably possible after it discovers such an incorrectness or breach. The right to cure granted herein shall not include any material revision, addition to, or deletion from, any Schedule without the consent of the party for whose benefit the Schedule was provided.

         5.12 Subordination Agreement and Establishment of a System for Collection of Accounts Receivable following the Closing. The Sellers will negotiate in good faith a subordination/intercreditor agreement with respect to the Notes with Buyer's senior lender(s) (the "Subordination Agreement"). In addition, the Sellers, together with Buyer and its senior lender(s), shall establish a system, satisfactory to Buyer and its senior lender(s), to ensure the immediate transfer to Buyer following the Closing of the Accounts Receivable collected by the Sellers pursuant to the terms and conditions contained in the Services Agreement.

         5.13 Proration of Obligations to the Contracts and Licenses. The parties hereto shall use their best efforts to mutually agree upon the amount of expense to be allocated between the Sellers, on the one hand, and the Buyer on the other with respect to obligations (and refunds and adjustments, if any) under the Contracts and Licenses being assumed by Buyer hereunder, with the understanding and approach that Buyer is to be responsible only for that portion of the obligation that relates to the benefits of such agreements to be received by Buyer after the Closing. Specifically, the parties shall agree to a daily proration of all consistent, periodic payments under such agreements and an equitable adjustment for any non-consistent, periodic payments due thereunder. The agreed upon amount for such obligation shall be set forth on and become a part of the Final Statement of Net Assets.

         5.14 Third Party Consents. Promptly upon execution of this Agreement, Sellers agree to use best efforts (which shall not include the payment of any fees by Sellers to the other partie to the Contracts and Licenses) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to obtain the necessary consents for the assignment of the Contracts and Licenses to Buyer. Buyer agrees to cooperate with Sellers in connection with the foregoing covenant.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         6.1 Compliance with Agreement. The Sellers shall have performed and complied in all respects with all of their obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

         6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by the Sellers in connection with the transactions contemplated by this Agreement, and all documents incident thereto and hereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and the Sellers shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         6.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement, or with the consummation of the transactions contemplated hereby, or with the Contracts or the Licenses if in the reasonable judgment of Buyer such restraint, prohibition, damages or other relief would have a material adverse effect on the Business or the Assets.

         6.4 Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date. An immaterial inaccuracy in a representation or warranty shall not provide an excuse not to close.

         6.5 Authorization of Transaction. All action necessary to authorize the performance of this Agreement by the Sellers shall have been duly and validly taken by the Sellers.

         6.6 Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall have been no material adverse effect on the financial condition, results of operations, Assets or Business of the Sellers.

         6.7 Deliveries at Closing. The Sellers shall have delivered to Buyer, each properly executed and dated as of the Closing Date:

                  (a) the Opinion of Sellers' Counsel;

                  (b) the Sellers' Closing Certificate;

                  (c) all documentation necessary to effectuate a change of the applicable Sellers' corporate name to one not using the word "Logo" or any name confusingly similar thereto, and to permit Buyer to use such names in all states where Logo and LogoAH are qualified to do business as a foreign corporation;

                  (d) good standing certificates dated no more than ten (10) days prior to the Closing Date from each Sellers' state of incorporation and each state in which each Seller is qualified to do business as a foreign corporation with respect to the Business;

                  (e) a supply agreement in substantially the form of Exhibit 6.7(e) (the "Supply Agreement"), signed by Tultex;

                  (f) a transition services agreement providing for the rendering of services by Tultex to Buyer following the Closing in form and substance mutually acceptable to Tultex, Buyer and Buyer's senior lender(s) (the "Services Agreement"), signed by Tultex;

                  (g) a License Agreement in substantially the form of Exhibit 6.7(g) (the "License Agreement"), signed by Tultex;

                  (h) the Subordination Agreement in form and substance satisfactory to Sellers, Buyer and Buyer's senior lender(s); and

                  (i) evidence, reasonably satisfactory to Buyer, of Sellers' compliance with their covenants and obligations contained in the Sellers' Indebtedness.

         6.8 Regulatory Approvals. All regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been received, and all applicable waiting periods, if any, shall have expired

         6.9 Title to Assets. Buyer shall have received all documentation and evidence satisfactory to it as to the accuracy of the representations contained in Section 3.4, including, without limitation, bills of sale, certificates of title, endorsements, assignments, affidavits, UCC-3 termination statements, and such other instruments of transfer.

         6.10 Consents and Amendments to the Licenses. Buyer shall have received consents to the assignment of, and certain amendments to (including, but not limited to, extensions for terms not to expire before December 31, 2001, except for the National Football League which extension shall not expire before March,
2001), the Licenses from Major League Baseball, the National Hockey League, the National Basketball Association and the National Football League (collectively the "Major League Licenses") and the License with the Collegiate Licensing Company, in a form acceptable to Buyer.

         6.11 Consents to Contracts. All consents required for Buyer's assumption of the Contracts, Licenses and Sellers' transfer of the Assets to Buyer shall have been received, including, but not limited to, the Real Property Lease, provided, however, the foregoing condition shall be deemed satisfied if all Contracts and Licenses are validly assigned to Buyer except for those which, individually or in the aggregate, that both Buyer and its senior lender(s), in the exercise of their reasonable business judgment, believe would not have a material adverse effect on Buyer's ownership or conduct of the Business after the Closing, results of operations, financial condition, prospects or ability to pay its indebtedness when it becomes due

         6.12 Real Property. (a) The applicable Seller shall have delivered to a title company of Buyer's choice (the "Title Company") a general warranty deed (the "Deed") executed in recordable form warranting fee simple title to the Owned Real Property in Buyer free of all Liens, (b) Buyer shall have received unconditional title insurance commitments dated as of the Closing Date and signed at the Closing by an authorized agent of the Title Company to serve as an owner's policy of title insurance for the Owned Real Property and a leasehold policy of title insurance for the Real Property Lease. The title policies shall be on ALTA Form B (Revised 10-17-70) and otherwise in form acceptable to Buyer insuring in Buyer good title to the Owned Real Property and to the Real Property Lease, without any exception for facts that would be disclosed by a survey and without any exceptions for non-filed mechanics', laborers', materialmen's, other general exceptions, or Liens; (c) Buyer shall have received an estoppel certificate from the lessor of the Leased Real Property and from all other holders of interests in the Leased Real Property superior to the Real Property Lease to the effect that Tultex has not breached any of its obligations to them and that so long as Buyer fulfills Tultex's post-Closing obligations under the Real Property Lease, Buyer will be entitled to occupy the premises for the remainder of the term and to all other rights of Tultex under the Real Property Lease; (d) Buyer shall have received a survey of the Owned Real Property; and
(e) Buyer shall have received from the applicable Seller(s) a FIRPTA affidavit of such Seller as to such Seller's status as a domestic corporation.

         6.13 Environmental Review. Buyer shall have received an environmental review of the

 Assets, the results of which are satisfactory to Buyer.

         6.14 Purchase of Preferred Stock. Tultex shall have purchased at par simultaneously with the Closing a minimum of $6,000,000 of par value of the $7,500,000 of Preferred Stock (and shall have paid all accrued and unpaid dividends with respect thereto), owned by the three owners thereof (collectively, the "Owners") in the amounts mutually agreed to by the Owners. In addition, Tultex will covenant, in a separate written instrument with the Owners, to purchase at par the remaining $1,500,000 of Preferred Stock (and pay all accrued and unpaid dividends with respect thereto) as soon as permitted by the covenants of the Sellers' Indebtedness, upon the written request of the Owners.

                                   ARTICLE VII

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         7.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

         7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto and hereto, shall be reasonably satisfactory in form and substance to the Sellers and the Sellers' counsel, and Buyer shall have made available to the Sellers for examination the originals or true and correct copies of all documents which the Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

         7.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.4 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date. An immaterial inaccuracy in a representation or warranty shall not provide an excuse not to close.

         7.5 Deliveries at Closing. Buyer shall have delivered to the Sellers, each properly executed and dated as of the Closing Date:

                  (a)      the Opinion of Buyer's Counsel;

                  (b)      the Buyer's Closing Certificate;

                  (c) a good standing certificate dated no more than 10 days prior to the Closing Date from Buyer's state of incorporation;

                  (d)      the Supply Agreement, signed by Buyer;

                  (e)      the Services Agreement, signed by Buyer; and

                  (f)      the License Agreement, signed by Buyer.

         7.6 Regulatory Approvals. All regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been received and all applicable waiting periods, if any, shall have expired.

         7.7 Payment of the Purchase Price. The Sellers shall have received the Five Million Dollar Subordinated

Promissory Note, the Convertible Five Million Dollar Subordinated Promissory Note, the Two Million Five Hundred Thousand Dollar Subordinated Promissory Note, and the portion of the Purchase Price payable at the Closing in immediately available funds by wire transfer as calculated pursuant to Article II hereof.

                                  ARTICLE VIII

                      INDEMNITIES AND ADDITIONAL COVENANTS

         8.1 Sellers' Indemnity. (a) In the event that the purchase and sale transaction set forth herein is consummated, from and after the Closing Date, and with such indemnity limited to $30,000,000, the Sellers, jointly and severally, hereby indemnify and hold Buyer, its successors and assigns harmless from and against, and agree to defend promptly Buyer, its successors and assigns from and reimburse Buyer, its successors and assigns for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by the Sellers in or pursuant to this Agreement; (ii) any breach or nonperformance of any covenant or obligation made or incurred by the Sellers in or pursuant to this Agreement; (iii) the operation and ownership of the Assets by the Sellers prior to the Closing Date; and (iv) any liability of the Sellers not specifically assumed by Buyer pursuant to Section 2.4, specifically including, without limitation, any liability for the matters set forth on
Schedule 3.8, provided, that the Sellers shall not be required to indemnify Buyer pursuant to this Section unless and until the amount of all Losses for which indemnification is sought first exceeds $150,000, in which event Buyer may seek indemnification for all such Losses, including such initial $150,000. The

Sellers shall further indemnify Buyer to the extent that any Liability assumed by Buyer exceeds the amount of such Liability specified on the Final Statement of Net Assets.

                  (b) The amounts for which the Sellers shall be liable under
Section 8.1(a) of this Agreement shall be: (i) net of the amount of any income tax benefit or the present value (based on a discount rate of 9% per annum) of any income tax benefit realized or to be realized by Buyer by reason of the facts and circumstances giving rise to the Sellers' indemnification liability;
(ii) calculated by taking into account any income tax required to be paid by Buyer as a result of the accrual or receipt of any payment made to Buyer pursuant to Section 8.1(a) of this Agreement; and (iii) net of any insurance proceeds received by Buyer in connection with the facts giving rise to the right of indemnification. For purposes of the preceding sentence, the amount of any state or local income tax benefit or cost shall reflect the federal income tax effect of such benefit or cost. The amounts for which the Sellers shall be liable under Section 8.1(a) shall bear interest at the rate of 9% per annum from the later of (i) the date that the underlying Loss is incurred by Buyer, or (ii) the date that notice thereof is given to a Seller.

                  (c) In the event a claim against Buyer arises that is covered by the indemnity provisions of Section 8.1(a) of this Agreement, notice shall be promptly given by Buyer to the Sellers, and the Sellers shall have the right to control all settlements (unless Buyer agrees to assume the cost of settlement and to forego such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Sellers; provided, however, that the Sellers may not effect any settlement that could result in any cost, expense or liability to Buyer unless Buyer consents in writing to such settlement or the Sellers agree to indemnify Buyer therefor. Buyer may select counsel to participate in any defense, in which event Buyer's counsel shall be at the sole cost and expense of Buyer. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

                  It is intended that the Five Million Dollar Subordinated Note will serve as a source of payment for amounts to which Buyer is entitled from the Sellers under this Agreement and shall be available to satisfy obligations of the Sellers to Buyer arising as a result of this Agreement. Accordingly, the Sellers agree that any amounts otherwise payable to or held for the benefit of the Sellers under the Five Million Dollar Subordinated Note shall be available to satisfy claims of Buyer under this Agreement (although the right and ability of Buyer to recover amounts due it shall not be limited to amounts owed to Sellers under the Five Million Dollar Subordinated Note). Buyer will notify the Sellers in writing if Buyer decides to satisfy obligations to which Buyer is entitled from the Sellers under, or as result of, this Agreement by offsetting such obligations (or portions thereof) against obligations (or portions thereof) owing under the Five Million Dollar Subordinated Note.

         8.2 Buyer's Indemnity. (a) In the event that the purchase and sale transaction set forth herein is consummated, from and after the Closing Date, and with such indemnity limited to a maximum amount of $30,000,000, Buyer hereby indemnifies and holds the Sellers harmless from and against, and agrees to defend promptly the Sellers from and reimburse the Sellers for, any and all Losses, that the Sellers may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement;
(ii) any breach or nonperformance of any covenant or obligation made or incurred by Buyer in or pursuant to this Agreement; (iii) the operation and ownership of the Assets by Buyer from and after the Closing Date; and (iv) any Liability of the Sellers assumed pursuant to Section 2.4 hereof, provided, that Buyer shall not be required to indemnify the Sellers pursuant to this Section unless and until the amount of all Losses for which indemnification is sought first exceeds $150,000 in which event the Sellers may seek indemnification for all such Losses, including the initial $150,000

                  (b) The amounts for which Buyer shall be liable under Section 8.2(a) of this Agreement shall be: (i) net of the amount of any income tax benefit or the present value (based on a discount rate of 9% per annum) of any income tax benefit realized or to be realized by the Sellers by reason of the facts and circumstances giving rise to Buyer's liability; (ii) calculated by taking into account any income tax required to be paid by the Sellers as a result of the accrual or receipt of any payment made to the Sellers pursuant to
Section 8.2 (a) of this Agreement; and (iii) net of any insurance proceeds received by the Sellers in connection with the facts giving rise to the right of indemnification. For purposes of the preceding sentence, the amount of any state or local income tax benefit or cost shall reflect the federal income tax effect of such benefit or cost. The amounts for which Buyer shall be liable under
Section 8.2(a) shall bear interest at the rate of 9% per annum from the later of
(i) the date that the underlying Loss is incurred by a Seller, or (ii) the date that notice thereof is given to Buyer.

                  (c) In the event a claim against the Sellers arises that is covered by the indemnity provisions of Section 8.2 (a) of this Agreement, notice shall be promptly given by the Sellers to Buyer, and Buyer shall have the right to control all settlements (unless the Sellers agree to assume the cost of settlement and to forego such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that Buyer may not effect any settlement that could result in any cost, expense or liability to the Sellers unless the applicable Seller or Sellers consent in writing to such settlement and Buyer agrees to indemnify the applicable Seller or Sellers therefor. The Sellers may select counsel to participate in any defense, in which event the Sellers' counsel shall be at the sole cost and expense of the Sellers. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

         8.3 Employee Benefit Plans. (a) Except as provided in Section 8.3(c) hereof, Buyer and the Sellers acknowledge and agree that, on and after the Closing Date, Buyer will not assume or accept any of the Employee Benefit Plans or the obligations of the Sellers under any such Employee Benefit Plan or Plans. As soon as practicable after the Closing Date, Buyer will establish new employee benefit plans or otherwise provide benefits for those employees hired by Buyer as it determines to be appropriate.

                  (b) Sellers agree that each of the Hired Employees (as defined in Section 8.4 below) shall become fully vested in his account balance under the Tultex Corporation Employee Savings Plan (the "Sellers' Savings Plan") as of the Closing Date. The Sellers agree that it will make any necessary amendments to the Sellers' Savings Plan in order to fully vest the Hired Employees. Buyer shall, as soon as practicable following the Closing Date, establish and identify a tax-qualified plan ("Buyer's Savings Plan") that will accept a transfer from the Sellers' Savings Plan of the full account balances of the Hired Employees. The Sellers agree to make such transfer upon reasonable notice from Buyer, but in any event, not later than ninety (90) days following the earlier of receipt by Buyer of a favorable determination letter issued by the Internal Revenue Service with respect to Buyer's Savings Plan or adoption by Buyer of a Master or Prototype plan which is the subject of a favorable Opinion Letter issued by the Internal Revenue Service and for which an individual determination letter is not required. Buyer's Savings Plan shall provide for vesting and eligibility provisions which are no less favorable to Hired

Employees than those of Seller's Savings Plan. Each Hired Employee shall receive credit under the Buyer's Savings Plan for service with Sellers prior to the Closing Date for purposes of determining such employee's vesting and eligibility service.

                  (c) Regardless of Sections 8.3(a) and 3.17 hereof, Buyer and the Sellers acknowledge and agree that, on the Closing Date, Buyer will become the sponsor of the Omega Agreements, the Trust Agreements and the Existing Disability Income Arrangements. On the Closing Date, the Sellers shall transfer to Buyer any amounts deferred by the persons covered by the Omega Agreements (including any reserves relating thereto) that have not been used to purchase insurance policies thereunder or to pay premiums on such policies thereunder, and shall also transfer to Buyer the insurance policies purchased pursuant to the Omega Agreements subject to the representations contained in Section 3.18. In addition, regardless of Section 8.4 hereof, for purposes of the Omega Agreements, pursuant to the employment agreement entered into by and between Buyer and Thomas K. Shine and pursuant to an acknowledgment to be entered into among Buyer, the Sellers and Michael R. Kistler prior to the Closing Date, Thomas K. Shine and Michael R. Kistler shall not be deemed to have terminated employment with Logo 7, Inc. on the Closing Date and shall not be entitled to a distribution pursuant to section 2.01 of the Omega Agreements as a result of such individual's being employed with Buyer on and after the Closing Date.

         8.4 Obligations to Employees. Except as provided in Section 8.3(c) hereof, on the Closing Date, the Sellers shall terminate all employees of the Business of the Sellers (the "Terminated Employees"). Buyer will offer employment to substantially all of the Terminated Employees (which shall mean all such employees except for 15 or less of the Terminated Employees, in Buyer's sole discretion). Conditioned upon Buyer's compliance with the preceding sentence, Sellers shall be liable for and hold Buyer harmless against all costs and obligations, if any, arising out of WARN, or any other plant closing law, in connection with the transaction contemplated herein. The employment by Buyer of Terminated Employees who accept the terms of employment offered by Buyer will commence at the Closing (the "Hired Employees"). Each Seller agrees in this regard to cooperate with Buyer by permitting Buyer throughout the period prior to the Closing to meet with the employees of the Business at such reasonable times as shall be approved by a representative of the Sellers and to distribute to such employees of the Business such forms and other documents relating to employment by Buyer after the Closing as Buyer shall reasonably request. The Sellers shall be responsible for all obligations to its employees arising on or before the Closing Date which are not Liabilities assumed by Buyer, except that any severance pay obligations that are identified on Schedule 8.4 that arise because Buyer does not hire a Terminated Employee shall be Buyer's responsibility, unless such employee is offered employment with Buyer and declines such offer by Buyer. Nothing in this Section 8.4 shall be deemed to require Buyer to retain any of the Hired Employees for any period of time or at any particular compensation rate or in any particular position. Buyer agrees to provide the Hired Employees with first day medical benefits coverage and agrees to apply, in connection therewith, preexisting condition requirements that applies to such medical benefits coverage in a manner that insures that no such employees (or dependents of such employees) will be subject to a preexisting condition limitation that is greater than that which would have applied to such employees and dependents had a change in coverage not occurred all in accordance with applicable Law. With respect to any Terminated Employee, the appropriate Seller shall make all required deposits for all withholding, social security and unemployment insurance Taxes through the Closing and shall file timely quarterly and annual reports with respect to such Taxes in accordance with applicable Law whether such reports are due prior to or after the Closing. The Sellers will timely provide all notices and any continuation of health benefit coverage required to be provided to any of the Sellers' employees, former employees, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (herein collectively referred to as "COBRA"), to the extent such notices and continuation of health benefit coverage are required to be provided by the Sellers by reason of events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. For the purposes of the foregoing, the Sellers will treat all Terminated Employees (and such employees' beneficiaries and dependents) as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and Code
Section 4980B(f)(3)) on the Closing Date. The Sellers will continue the health benefit coverage required by COBRA and the provisions of this Agreement irrespective of the elimination of any health benefit plan of the Sellers.

         8.5 Transfer Taxes and Fees. The Sellers shall pay all transfer, sales, recording and filing taxes and fees resulting from the transfer of the Assets to Buyer.

 8.6 Allocation of Purchase Price. The sum of the Purchase Price and the amount of Liabilities assumed by Buyer pursuant to Section 2.4 hereof shall be allocated among the Assets, Contracts and Licenses in the manner to be set forth on Schedule 8.6. This allocation is intended to comply with the allocation method required by Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 and the regulations thereunder, and the allocation shall be adjusted only if and to the extent necessary to comply with the requirements of Section 1060. Neither Buyer nor the Sellers will take or permit any affiliated person to take, for income tax purposes, any position inconsistent with the allocation set forth on Schedule 8.6 or, if applicable, such adjusted allocation


         8.7 Records. Buyer shall preserve and keep, free of charge, all books, papers and records included in the Assets relating to Sellers' Business for periods prior to the Closing Date for a period of no less than six years following the Closing Date. Buyer agrees to permit the Sellers and its attorneys, accountants, agents and designees access, during normal business hours, to such books, papers and records from and after the Closing Date for all reasonable purposes and to copy same, at the Sellers' expense. Any such examination shall be at the expense of the Sellers, shall be performed at the place where such books, papers and records are regularly maintained and shall not unreasonably interfere with Buyer's normal business activities. Buyer shall notify the Sellers at any time that it intends to destroy any or all of such books, papers and records, and the Sellers shall have the right to review and remove any of such books, papers and records at the Sellers' expense. Buyer shall, upon the reasonable request from Sellers, periodically (but no more frequently than semi-annually) provide Sellers the names and addresses of its employees with frozen accrued benefits under Sellers' Pension Plan who are listed by the Sellers on Schedule 8.7.

         8.8 Further Assurances. At the Closing, the Sellers appoint Buyer the attorney of the Sellers with full power of substitution, in the name of Buyer, or the name of any Seller, on behalf of and for the benefit of Buyer, to collect all Accounts Receivables and other items hereby transferred and assigned to Buyer, to endorse, without recourse, all checks in the name of any Seller the proceeds of which Buyer is entitled to hereunder, to prosecute, in the name of any Seller or otherwise, all proceedings that Buyer may deem proper to enforce any claim of any kind in or to the Assets, to defend and compromise all actions, in respect of any of the Assets, and to do everything in relation thereto as Buyer may deem advisable. The Sellers agree that the foregoing powers are coupled with an interest, shall be irrevocable, and shall not be affected by the dissolution of any Seller or for any other reason. Each Seller further agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and the Sellers shall pay or transfer to Buyer, if and when received, any amounts which shall be received by any Seller after the Closing in respect of any Accounts Receivables or other Assets or rights hereby transferred to Buyer hereunder. Each Seller further agrees that, at any time and from time to time after the Closing, it will, upon the request of Buyer and at the Sellers' expense, do all such further acts as may be required to further transfer, assign and confirm to Buyer, or to aid and assist in the collection, gaining of possession by Buyer of or maintaining, any of the Assets, or to vest in Buyer good and marketable title to the personal property included in the Assets and fee simple title to the Owned Real Property.


         8.9 Bulk Sales Compliance. Buyer waives compliance by the Sellers with the provisions of the bulk sales laws of any state, and the Sellers covenant and agree to pay and discharge when due all claims of creditors that could be asserted against Buyer by reason of such non-compliance to the extent that such claims are not specifically assumed by Buyer. Without regard to the limitation set forth in Section 8.1, the Sellers agree to indemnify and hold Buyer harmless from and against and shall on demand reimburse Buyer for any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses, suffered by Buyer by reason of the Sellers' failure to pay and discharge any such claims to the extent that such claims or liabilities are not specifically assumed by Buyer. Notwithstanding the foregoing, the Sellers shall file with


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

state or local governmental agencies all notices and statements necessary to limit Buyer's liability for any unpaid tax of the Sellers.

         8.10 Change of Name. Logo and LogoAH covenant that, immediately after Closing, each shall either dissolve or shall amend its Articles of Incorporation to change its name, and that in the latter case its new name will not contain any variation of any Intangible, specifically including "Logo" or any name confusingly similar thereto. The Sellers agree that from and after Closing each shall not make use of any Intangible or any variation thereof in its business, except (i) pursuant to the License Agreement, and (ii) Tultex shall have the right to use the "LogoAthletic" name in connection with its operation of the Retail Outlets for a period of two (2) years after the Closing Date.

         8.11 Survival of Representations, Warranties and Certain Indemnities. The representations, warranties and indemnities for Losses pursuant to Section 8.1(a)(i) and Section 8.2(a)(i) shall survive the Closing for a period up to the first anniversary date of the Closing notwithstanding any investigation by the parties hereto, except that there shall be no limit on the survival period for the representations and warranties contained in Sections 3.2 and 3.4 hereof, and the survival for the representations and warranties contained in Sections 3.16 and 3.18 will be the expiration of the applicable statute of limitations (including extensions) for either the assessment or collection of Taxes or for the initiation of any action by a current or former Employee Benefit Plan participant. Notwithstanding the limitations set forth in Section 8.1, there shall be no limit on the amount of indemnities for Losses for a breach of the representations and warranties contained in Sections 3.2 and 3.4 hereof.

         8.12 Restricted Stock. At the Closing, Tultex agrees to fully vest, and cause the lapse or termination of any restriction on, all of the 6,400 shares of restricted stock of Tultex that

Michael R. Kistler acquired rights to pursuant to a resolution adopted by the Tultex Board of Directors. Tultex will not otherwise pursuant hereto be obligated to vest the restricted stock owned by any other employees of the Business.


         8.13 Obligations to Lenders. In connection with (a) the Credit Agreement, dated May 15, 1997, as amended and modified, for a $187 million credit facility provided by a syndicate of banks with NationsBank, N.A. as the administrative agent (the "Credit Facility"), (b) the Indenture for $110 million of 10 5/8% Senior Notes due in the year 2005 (the "1995 Indenture"), and (c) the Indenture for $75 million of 9 5/8% Senior Notes due in the year 2007 (the "1997 Indenture" and collectively with the Credit Facility and the 1995 Indenture, the "Sellers' Indebtedness"), the Sellers covenant and agree to take any and all necessary action to comply with all of the terms, conditions and covenants contained in all of the documentation for the Sellers' Indebtedness with respect to actions necessary both before and after the consummation of the transactions contemplated herein. Without limiting the generality of the foregoing, (i) with respect to the Credit Facility, the Sellers covenant and agree to fully comply with the covenants and obligations contained in Sections 6 and 7 thereof, (ii) with respect to the 1995 Indenture, the Sellers covenant and agree to fully comply with the covenants and obligations contained in Articles 8 and 10 thereof, and (iii) with respect to the 1997 Indenture, the Sellers covenant and agree to fully comply with the covenants and obligations contained in Articles 7 and 9 thereof.

         8.14 Lease of Certain Equipment and Use of Software. For the period commencing on the Closing Date and ending twenty (20) months thereafter, Buyer will sublease from Tultex and Tultex shall make available and shall lease to Buyer that certain computer and other related equipment set forth and identified on Schedule 8.14 (the "Leased Equipment") for the periods identified on such schedule. In consideration for the Leased Equipment, Buyer will pay Tultex Five Thousand Dollars ($5,000) each month during said twenty month period. Buyer, in its sole discretion and upon written notice to Tultex, shall have the right to purchase any or all of the Leased Equipment at the applicable expiration of the lease term, and during the period of ninety (90) days thereafter, for each piece of the Leased Equipment as set forth on Schedule
8.14 for payment of the residual value of such piece of the Leased Equipment as determined pursuant to the master lease agreement(s) associated therewith. In addition, Tultex will make arrangements (by either (i) transferring specific site licenses to Buyer, or (ii) entering into sublicense agreements with Buyer and the applicable vendor), in form acceptable to Buyer and without any additional expense to Buyer, for Buyer's lawful use following the Closing of the software currently used by Logo and LogoAH with respect to the Leased Equipment, such software to include, without limitation, the Microsoft Suite software, the Novell Network software, the software associated with the Macintosh equipment, and the Attachmate eternal emulation software (collectively, the "Software"), which arrangements shall permit Buyer to use such Software on all hardware that such Software is currently used on or loaded into. The licenses associated with the transfer and use of the Software to Buyer at the Closing shall become part of Schedule 1.28 and shall be included in the definition of "License" hereunder.


                                   ARTICLE IX

                              RESTRICTIVE COVENANTS

         9.1 Confidentiality. Each Seller agrees not to and will cause their Affiliates not to disclose or use, directly or indirectly, any Confidential Information, at any time after the Closing. If the disclosure of Confidential Information is required by Law, each Seller agrees to use their best efforts to provide Buyer an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Section 9.1, "Confidential Information" means (i) all information belonging to, used by, or that is in the possession of any Seller relating to the Business to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Sellers, including, but not limited to, information relating to products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Trade Secrets, and (ii) all information relating to the acquisition hereunder, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith. Each Seller acknowledges that following the Closing all of the Confidential Information referred to in (i) above will be the exclusive proprietary property of Buyer, whether or not prepared in whole or in part by the Sellers and whether or not disclosed to or entrusted to the custody of any of the Sellers.


         9.2 Sellers' Noncompetition. Until the fifth (5th) anniversary of the Closing Date, without the prior written consent of Buyer, each Seller agrees with Buyer that each will not and will cause their Affiliates not to:

                           (a) develop, manufacture, sell, or distribute products or perform services in competition with Buyer in the Business (as defined below); or

                           (b) perform any advisory or consulting services for, invest in or otherwise become associated with in any capacity, any Person which develops, manufactures, sells, or distributes products or performs services in competition with Buyer in the Business (as defined below);

within those geographical areas or markets that the Sellers presently conduct or have in the three years prior to the Closing Date conducted the Business, which the parties agree is North America. For purposes of this Section 9.2, "Business" means manufacturing, marketing, distributing and/or selling licensed apparel associated with Major League Baseball, the National Hockey League, the National Basketball Association or the National Football League. Nothing in this Section
9.2 shall prevent any Seller from acquiring an equity interest of less than one percent in a corporation whose shares are listed on a national securities exchange or regularly quoted in the over-the-counter market. The noncompetition covenant set forth in this Section 9.2 shall not prevent or restrict the acquisition of Tultex by an acquirer whose primary business is something other than selling licensed apparel.

         9.3 Equitable Relief. Each Seller agrees that money damages alone will not be a sufficient remedy for any breach by any of them of the provisions of this Article IX, and that in addition to all other remedies, Buyer shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Seller waives the securing or posting of any bond in connection with such remedy, and each Seller agrees not to assert as a defense in any proceeding where Buyer seeks such relief that Buyer has an adequate remedy at law.

         9.4 Acknowledgment of Consideration. The Sellers acknowledge that payment of the Purchase Price and Buyer's other obligations hereunder constitute adequate consideration for their obligations under this Article IX.

         9.5 Reformation. If any of the covenants contained in this Article IX is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court is directed to exercise its discretion to reform such covenant to the end that each Seller shall be subject to confidentiality, noncompetition and noninterference covenants that are reasonable under the circumstances and are enforceable by Buyer. In any event, if any provision of this Article IX is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.

         9.6 Reasonableness of Terms. Buyer and each Seller stipulate and agree that the covenants and other terms contained in this Article IX are reasonable in all respects, including time period, geographical area and scope of restricted activities (it being acknowledged that the Business is being carried on within a consolidating industry), that the Buyer would not have purchased the assets hereunder had each Seller not agreed to these covenants, and that the restrictions contained herein are designed to protect the assets and business acquired by Buyer hereunder and ensure that the Sellers do not engage in unfair competition against Buyer.

         9.7 Buyer's Noncompetition Covenant. Until the fifth (5th) anniversary of the Closing Date, without the prior written consent of Tultex, Buyer agrees with Tultex that it will not compete and will cause its Affiliates not to compete with Tultex in North America in the business of manufacturing blank jersey and fleece products for sale. Nothing in this Section 9.7 shall prevent Buyer from acquiring an equity interest of less than one percent in a corporation whose shares are listed on a national securities exchange or regularly quoted in the over-the-counter market. The noncompetition covenant set forth in this Section 9.7 shall not prevent or restrict the acquisition of Buyer by an acquirer whose primary business is something other than selling activewear.

                  Buyer agrees that money damages alone will not be a sufficient remedy for any breach by it of the provisions of this Section 9.7, and that in addition to all other remedies, Tultex shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Buyer waives the securing or posting of any bond in connection with such remedy, and Buyer agrees not to assert as a defense in any proceeding where Tultex seeks such relief that Tultex has an adequate remedy at law. Buyer acknowledge that Tultex's obligations hereunder constitute adequate consideration for its obligations under this Section 9.7. If the non-competition covenant contained in this 9.7 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court is directed to exercise its discretion to reform such covenant to the end that Buyer shall be subject, are reasonable under the circumstances and are enforceable by Tultex. In any event, if any provision of this Section 9.7 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable. Buyer agrees that the covenants and other terms contained in this Section 9.7 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that Tultex would not have sold the assets hereunder had Buyer not agreed to these covenants, and that the restrictions contained herein are designed to ensure that Buyer does not engage in unfair competition against Tultex.

                                    ARTICLE X

                                   TERMINATION

         10.1 Termination. This Agreement may be terminated (a) by written agreement of Buyer and the Sellers; or (b) by Buyer or the Sellers at any time after July 15, 1998 if the Closing shall not have taken place on or before such date. If this Agreement is terminated pursuant to paragraph (a) of this Section, all provisions of this Agreement except Section 5.8 (Confidentiality) and
Section 11.2 (Expenses) shall become void without any liability on the part of any party. If this Agreement is terminated pursuant to paragraph (b) of this Section, Sections 5.8 and 11.2 shall survive termination and all rights and remedies of each party hereunder and all other provisions hereof


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related thereto shall survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the damages resulting therefrom. For purposes of the preceding sentence, the failure of the Sellers to satisfy a condition to closing set forth in Article VI or of Buyer to satisfy a condition to closing set forth in Article VII, so long as (i) any such condition is not also a covenant of such party, and (ii) such party has used all reasonable efforts to satisfy such condition, in and of itself shall not be deemed a breach or nonperformance by such party of its obligations hereunder.

         10.2 Waiver of Conditions. Subject to applicable Law, (i) if any of the conditions specified in Article VI hereof has not been satisfied, Buyer may nevertheless elect to proceed with the transactions contemplated thereby; and
(ii) if any of the conditions specified in Article VII hereof has not been satisfied, the Sellers may nevertheless elect to proceed with the transactions contemplated hereby.
                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Entire Agreement, Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement,



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whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.2 Expenses. Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All expenses of the Sellers for their counsel, accountants and other experts and outside vendors or contractors incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby shall not have an adverse impact on Buyer in computing the Final Purchase Price.

         11.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware.

         11.4 Assignment. This Agreement and each party's respective rights hereunder may not be assigned or transferred in any way by any party without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign all or any part of its right to receive any amount owed to it hereunder to any of Buyer's senior lender(s) to the extent provided for in the Collateral Assignment to PNC Bank, National Association; in which event, the Sellers will execute and deliver any documents reasonably requested by the assignee(s) in connection with such assignment, but no such assignment will relieve Buyer of its obligations hereunder.

         11.5 Notices. All notices shall be in writing delivered as follows:

                  (a)      If to Buyer, to:    TKS Acquisition, Inc.
                                               8677 Logoathletic Court
                                               Indianapolis, Indiana  46219
                                               Attn: Thomas K. Shine

                           With a copy to:     Calfee, Halter & Griswold LLP
                                               1400 McDonald Investment Center


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                                               800 Superior Avenue
                                               Cleveland, Ohio  44114-2688
                                               Attention:  Thomas F. McKee, Esq.

                  (b) If to the Sellers, to:   Tultex Corporation
                                               101 Commonwealth Boulevard
                                               Martinsville, Virginia  24112
                                               Attn:  O. Randolph Rollins, Esq.

                      With a copy to:          Hunton & Williams
                                               Riverfront Plaza
                                               9510 East Byrd Street
                                               Richmond, Virginia  23219-4074
                                               Attn: Lathan M. Ewers, Jr., Esq.

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received by the person to whom the notice is addressed or any other person with apparent authority to accept notices on behalf of the person to whom the notice is addressed.

         11.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         11.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

         11.8 No Reliance. Except for permitted successors and assigns pursuant to Section 11.4, no third party is entitled to rely on any of the representations, warranties and agreements of


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Buyer and the Sellers contained in this Agreement. The Buyer and the
Sellers assume no liability to any third party (except for permitted successors and assigns pursuant to Section 11.4) because of any reliance on the representations, warranties and agreements of Buyer and the Sellers contained in this Agreement.


         11.9 Consent Not To Be Unreasonably Withheld. Whenever any waiver, approval or consent shall be provided for from any party hereunder, it is agreed and understood that such waiver, consent or approval shall not be unreasonably withheld or delayed.
                            [signature page follows]




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         IN WITNESS WHEREOF, the parties have caused this Asset Purchase
Agreement to be duly executed as of the day and year first above written.

                                          TULTEX CORPORATION

                                          By:__________________________

                                          Title:________________________


                                          LOGOATHLETIC, INC.

                                          By:__________________________

                                          Title:________________________


                                          LOGOATHLETIC/HEADWEAR, INC.

                                          By:__________________________

                                          Title:________________________

                                                   ("Sellers")


                                          TKS ACQUISITION, INC.


                                          By:__________________________
                                            Thomas K. Shine, President

                                                   ("Buyer")


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